FIDELITY BANCORP, INC.
5455 West Belmont Avenue
Chicago, Illinois 60641
(773) 736-4414


January 13, 2003

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Fidelity Bancorp, Inc., the holding company for Fidelity Federal Savings Bank. The annual meeting will be held on Wednesday, February 12, 2003 at 10:00 a.m., local time, at our corporate offices, which are located at 5455 West Belmont, Chicago, Illinois 60641.

As described in the enclosed proxy statement, matters scheduled to be presented for stockholder action at the annual meeting include the election of two Class III directors and the ratification of Crowe, Chizek and Company LLP as our independent auditors for the fiscal year ending September 30, 2003. Our officers will also present a report on our operations at the meeting. Directors, executive officers and representatives of our independent auditors will be present to respond to appropriate questions.

The board of directors has determined that approval of the matters to be considered at the meeting is in the best interest of the company and our stockholders. For the reasons set forth in the proxy statement, the board unanimously recommends a vote "FOR" each nominee selected by the board and the ratification of Crowe, Chizek and Company LLP as our independent auditors.

We hope you will be able to attend the annual meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

On behalf of the board of directors and all of our employees, I wish to thank you for your interest and support. I look forward to seeing you at the annual meeting.


Sincerely yours,


Raymond S. Stolarczyk
Chairman of the Board
and Chief Executive Officer

FIDELITY BANCORP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 12, 2003


NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Fidelity Bancorp, Inc. will be held on Wednesday, February 12, 2003 at 10:00 a.m., local time, at our corporate offices, which are located at 5455 West Belmont Avenue, Chicago, Illinois 60641.

The annual meeting is for the purpose of considering and voting upon the following matters:

1.    the election of two Class III directors for terms of three years each;

2. the ratification of Crowe, Chizek and Company LLP as our independent auditors for the fiscal year ending September 30, 2003; and

3. other matters as may properly come before the annual meeting or any adjournments or postponements of the meeting.

The board of directors fixed December 23, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements of the meeting. Only holders of record of our common stock as of the close of business on that date will be entitled to vote at the annual meeting or any adjournments or postponements of the meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

You are requested to complete, sign and date the enclosed proxy card and to mail it promptly in the enclosed pre-addressed envelope.

By order of the board of directors


Judith K. Leaf
Corporate Secretary


Chicago, Illinois
January 13, 2003

                         FIDELITY BANCORP, INC.

                            PROXY STATEMENT

                    ANNUAL MEETING OF STOCKHOLDERS
                           February 12, 2003


Fidelity Bancorp, Inc., a Delaware corporation, is the holding company for Fidelity Federal Savings Bank, a federally-chartered stock savings bank. We offer retail and business banking services and products through Fidelity Savings' five full-service branch offices, located in Chicago, Franklin Park, and Schaumburg, Illinois. We also offer brokerage, insurance and annuity products through Fidelity Corporation, a subsidiary of Fidelity Savings.

This proxy statement is being furnished to stockholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting to be held on Wednesday, February 12, 2003 at our corporate offices located at 5455 West Belmont Avenue, Chicago, Illinois 60641 at 10:00 a.m., local time, and any adjournments or postponements of the meeting. The 2002 annual report to stockholders on Form 10-K, including the audited consolidated financial statements for the fiscal year ended September 30, 2002, accompanies this proxy statement, which is first being mailed to stockholders on or about January 13, 2003.

The following is information regarding the meeting and the voting process, presented in a question and answer format.


WHY AM I RECEIVING THIS PROXY STATEMENT AND A PROXY CARD?

You are receiving a proxy statement and a proxy card from us because on December 23, 2002, you owned shares of Federal Bancorp's common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue is considered and voted upon at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.


WHAT MATTERS WILL BE VOTED ON AT THE MEETING?

You are being asked to vote on the election of two directors of Fidelity Bancorp and the ratification of Crowe, Chizek and Company LLP as our independent auditors for the 2003 fiscal year. These matters are more fully described in this proxy statement.

HOW DO I VOTE?

You may vote either by mail or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted "FOR" both nominees for director named in this proxy statement and "FOR" the ratification of our auditors.

If you want to vote in person, please come to the annual meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as "street name"), you will need to arrange to obtain a proxy from your broker in order to vote in person at the meeting. Even if you plan to attend the annual meeting, you should complete and return your proxy card in advance of the annual meeting in case your plans change.


WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.


IF I HOLD SHARES IN THE NAME OF A BROKER, WHO VOTES MY SHARES?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker's responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors and the ratification of independent auditors, but cannot vote on non-routine matters, such as an amendment to a stock option plan, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on a matter on which your broker does not have discretionary authority to vote, your broker will return the proxy card to us, indicating that it does not have the authority to vote on these matters. This is generally referred to as a "broker non-vote" and will affect the outcome of the voting as described below, under "How many votes are needed for approval of each proposal?" Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on the matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
* signing another proxy with a later date and returning that proxy to our transfer agent or proxy solicitor;

*   sending notice to us that you are revoking your proxy; or
*   voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy. You may contact our transfer agent at the following address:
     Computershare Investor Services
     2 North LaSalle Street
     Chicago, IL  60602

You may contact our proxy solicitor at the following address:
     Morrow & Co., Inc.
     909 Third Avenue
     New York, NY 10022


HOW MANY VOTES DO WE NEED TO HOLD THE ANNUAL MEETING?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

* is present and votes or registers its abstention from voting in person at the meeting; or
*   has properly submitted a signed proxy card.

On December 23, 2002, the record date, there were 3,091,515 shares of common stock issued and outstanding. Therefore, at least 1,545,759 shares need to be present at the annual meeting. The number of shares issued and outstanding reflects the results of a three for two stock split (effected in the form of a dividend) completed in February 2002.


WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR RE-ELECTION?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than two nominees. The board has no reason to believe that either nominee will be unable to stand for re-election.


WHAT OPTIONS DO I HAVE IN VOTING ON EACH OF THE PROPOSALS?

You may vote "FOR" or "WITHHOLD AUTHORITY TO VOTE FOR" both nominees for director. You may vote "FOR," "AGAINST" or "ABSTAIN" on any other proposal that may properly be brought before the meeting. Abstentions will be considered in determining the presence of a quorum, but will not affect the vote required for any proposal.

HOW MANY VOTES MAY I CAST?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

As provided in our certificate of incorporation, holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock (referred to as "the limit"), are not entitled to any vote in respect of the shares held in excess of the limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, the person or entity. Our certificate of incorporation authorizes the board of directors to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and to demand that any person who is reasonably believed to beneficially own common stock in excess of the limit supply information to us to enable the board to implement and apply the limit.


HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH PROPOSAL?

The two individuals receiving the highest number of votes cast "FOR" their election will be elected as directors of Fidelity Bancorp.

The ratification of our auditors must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present.


WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

We will announce voting results as soon as practicable during or after the meeting. We will also disclose the voting results in our Form 10-Q for the quarter ended March 31, 2003.


WHO BEARS THE COST OF SOLICITING PROXIES?

We will bear the cost of soliciting proxies. We have retained Morrow & Co., Inc. to assist, as necessary, in the solicitation of proxies, for a fee estimated to be approximately $5,000.00, plus reasonable out-of-pocket expenses. In addition to solicitations by mail, officers, directors or employees of Fidelity Bancorp or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as to those persons we believe to be beneficial owners of more than 5% of the outstanding shares of common stock on December 23, 2002, the record date for the annual meeting. The information below is based upon reports regarding ownership required to be filed with us and with the Securities and Exchange Commission in accordance with Sections 13(d),13(f) or 13(g) of the Securities Exchange Act of 1934, by the beneficial owner.




  Name and Address of               Amount and Nature of         Percent of
  Beneficial Owner                  Beneficial Ownership(1)        Class
  --------------------              -----------------------       ----------

  Fidelity Federal Savings Bank            332,211(2)                10.75%
  Employee Stock Ownership
  Plan and Trust
  5455 W. Belmont Avenue
  Chicago, Illinois 60641

  Raymond S. Stolarczyk                    315,818(3)                 9.93%
  Chairman of the Board and
  Chief Executive Officer of
  Fidelity Bancorp, Inc.
  5455 W. Belmont Avenue
  Chicago, Illinois  60641

  John Wm. Palmer, Richard J.Lashley       305,250(4)                 9.87%
  and Garrett Goodbody
  20 E. Jefferson Avenue, Suite 22
  Naperville, Illinois 60540

  First Manhattan Co.                      246,150(5)                 7.96%
  437 Madison Avenue
  New York, New York 10022

  Dimensional Investors                    182,450(6)                 5.90%
  1299 Ocean Avenue
  Santa Monica, CA  90401

(1) The total number of shares of common stock issued and outstanding on December 23, 2002 was 3,091,515. The outstanding number of shares reflects a three for two stock split (effected in the form of a dividend) completed in February 2002.
(2) The Human Resource Policy Committee of the board of directors has been appointed to administer the ESOP. An unrelated financial institution has been appointed as the corporate trustee for the ESOP. The committee may instruct the trustee regarding investment of funds contributed to the ESOP. The trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. As of the record date, 436,425 shares of common stock in the ESOP had been allocated to participating employees. Of these, 104,214 shares had been disbursed to retiring participants.
(3) Includes 33,990 shares held by Ms. Stolarczyk. Ms. Stolarczyk is a director of Fidelity Savings. Also includes 2,115 shares held as custodian for Ms. Stolarczyk's children. Also included are 85,376 exercisable options held by Mr. Stolarczyk and 3,486 exercisable options held by Ms. Stolarczyk.

(4) Messrs. Palmer, Lashley and Goodbody filed an amended Schedule 13D with the Securities and Exchange Commission on October 30, 2002. The Schedule 13D was filed by them on behalf of several investment funds and other organizations controlled by either Messrs. Palmer, Lashley or Goodbody.
(5) Based upon a Form 13F filed with the Securities and Exchange Commission on November 13, 2002.
(6) Based upon a Form 13F filed with the Securities and Exchange Commission on October 28, 2002.


                          ELECTION OF DIRECTORS

Pursuant to our bylaws, the number of directors that comprise the board of directors of Fidelity Bancorp is six unless otherwise designated by the board of directors. Each of the six members of the board of directors also presently serves as a director of Fidelity Savings. Directors are elected for staggered terms of three years each, with a term of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The two nominees proposed for election as Class III directors at the annual meeting are Thomas E. Bentel, President and Chief Operating Officer and Raymond
S. Stolarczyk, Chairman of the Board and Chief Executive Officer. These nominations are not being proposed pursuant to any agreement or understanding between us and any person.

In the event that any nominee is unable to serve or declines to serve for any reason, the proxies will be voted for the election of another person as may be designated by the present board of directors. The board of directors has no reason to believe that either of the nominees will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE NOMINEES IS WITHHELD, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

             --------------------------------------------------
              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                    NOMINEES NAMED IN THIS PROXY STATEMENT
             --------------------------------------------------

INFORMATION WITH RESPECT TO THE NOMINEES, CONTINUING DIRECTORS AND OTHER EXECUTIVE OFFICERS

The following table and related biographical information sets forth the names of the nominees, continuing directors and executive officers, as well as their ages. It also contains a brief description of their business experience for the past five years, including present occupation and employment, the year in which each became a director and the year in which their term as director of Fidelity Bancorp expires. The table also sets forth the amount of our common stock and the percent beneficially owned by each nominee, director and executive officer and all directors and executive officers as a group as of December 23, 2002.
No director is related to any other director or executive officer of Fidelity Bancorp by marriage or other family relationship.

                                           Amount and Nature
                       Expiration of Term   of Beneficial
Name                      as Director       Ownership (1,2)  Percent of Class
-----                  ------------------- ----------------- ----------------
NOMINEES
CLASS III

Thomas E. Bentel             2003              111,054            3.51%
President and Chief
Operating Officer

Raymond S. Stolarczyk        2003              315,818            9.93%
Chairman of the Board
and Chief Executive
Officer

CONTINUING DIRECTORS
CLASS I

Paul J. Bielat               2004               50,329            1.62%
  Director

Richard J. Kasten            2004               12,830              *
  Director

CLASS II

Edward J. Burda              2005               12,080              *
  Director

Patrick J. Flynn             2005               26,330              *
  Director

OTHER EXECUTIVE OFFICERS

Elizabeth A. Doolan                             21,764              *
  Sr. Vice President Finance
  and Chief Financial Officer

All directors and executive                    550,205           16.70%
officers as a group
(7 individuals)

* Does not exceed 1.0% of the issued and outstanding shares of Fidelity Bancorp's common stock.

(1) The total number of shares of common stock issued and outstanding on December 23, 2002 was 3,091,515. The outstanding number of shares reflects a three for two stock split (effected in the form of a dividend) completed in February 2002.
(2) Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and disposition power as to shares reported. Represents the following exercisable options: 10,960 for Mr. Flynn, 10,959 for Messrs. Bielat and Burda and 5,459 for Mr. Kasten under the Fidelity Bancorp, Inc. 1993 Stock Option Plan for Outside Directors. Includes 85,376 and 68,808 presently exercisable options granted to Messrs. Stolarczyk and Bentel respectively and 6,960 exercisable options granted to Ms. Doolan under our 1993 Incentive Stock Option Plan. Also, includes 30,070 and 30,240 shares awarded to Messrs. Stolarczyk and Bentel, respectively, and 11,337 shares awarded to Ms. Doolan under the
     ESOP as of December 31, 2002.   Also included are 2,115 shares held as
     custodian for Ms. Stolarczyk's children and 3,486 exercisable options held by Ms. Stolarczyk.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLICANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2002, we are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended September 30, 2002.

NOMINEES

CLASS III

THOMAS E. BENTEL, age 56, became Fidelity Savings' Chief Operating Officer in 1987, and its President in 1991 and has held those same positions for Fidelity Bancorp since 1993. Mr. Bentel was appointed a director of Fidelity Savings in 1988 and of Fidelity Bancorp in 1997. Since 1988 he has served as a director of Fidelity Corporation, a wholly owned subsidiary of Fidelity Savings and served as President since 1993. Previously, he was Executive Vice President of Heritage Bancorporation of Chicago. Mr. Bentel is a director and member of the Executive Committee of the Illinois League of Financial Institutions and a director and past Chairman of the Chicagoland Association of Financial Institutions.

RAYMOND S. STOLARCZYK, age 64, joined Fidelity Savings in 1975 as Vice President-Finance. Prior to 1975, he worked as a Financial Specialist at Ernst & Young. He was promoted to President and director of Fidelity Savings in 1981 and Chief Executive Officer of Fidelity Savings in 1985. In 1991 the board of directors appointed him Chairman of the Board for both Fidelity Savings and Fidelity Corporation. In 1993 Mr. Stolarczyk assumed the additional positions of Chairman of the Board and Chief Executive Officer of the Fidelity Bancorp and Chairman of the Executive Committee of the Board of Fidelity Bancorp. Mr. Stolarczyk is a past director of the Federal Home Loan Bank of Chicago and is a past Chairman of its Audit Committee. He is past Chairman of the Illinois League of Financial Institutions Trust, elected in 1999. Mr. Stolarczyk also maintains memberships in the Illinois Society of Certified Public Accountants and the American Institute of Certified Public Accountants.


CONTINUING DIRECTORS

CLASS I

PAUL J. BIELAT, age 63, has been a director of Fidelity Savings since 1992 and of Fidelity Bancorp since 1993. He is a retired principal of Compliance Assistance Partners, Inc., a firm that engaged in the business of advising banks and thrift institutions regarding regulatory compliance matters. From 1982 to 1991 he held the position of Senior Vice President and Treasurer of the Federal Home Loan Bank of Chicago.

RICHARD J. KASTEN, age 64, has been a director of Fidelity Bank since 1998 and was elected director of Fidelity Bancorp in 2000. He was a partner with Ernst & Young when he retired in 1989. Mr. Kasten was the president and owner of a fastener manufacturing company from 1990 to 1996 following his retirement from Ernst and Young. He is a member of the American Institute of Certified Public Accountants and the Illinois Society of Certified Public Accountants.


CLASS II

PATRICK J. FLYNN, age 60, has been a director of Fidelity Savings and of Fidelity Bancorp since 1993. He is a retired Executive Vice President of McDonalds Corporation. Mr. Flynn is also a director of Chipotle Mexican Grill.

EDWARD J. BURDA, age 64, has been a director of Fidelity Savings since 1997 and was elected director of Fidelity Bancorp in 2000. He is the president and owner of Stangard Steel Corporation, an importer of high-grade tool steel that is distributed nationally and internationally.


OTHER NAMED EXECUTIVE OFFICERS

ELIZABETH A. DOOLAN, age 39, became the Sr. Vice President Finance in January 2002, Vice President and Chief Financial Officer for Fidelity Bancorp and Fidelity Savings in 2000. She joined Fidelity Savings as Accounting Manager in 1993 and was promoted to Controller in 1997. Prior to joining Fidelity Savings, Ms. Doolan was a Senior Audit Manager in Financial Services at KPMG LLP, where she worked for seven years. Ms. Doolan is a member of the American Institute of Certified Public Accountants, the Illinois Society of Certified Public Accountants and the Financial Managers' Society.


MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

The board of directors conducts its business through meetings of the board and through activities of its committees. During fiscal 2002, the board of directors of Fidelity Bancorp held eight meetings. Each of the directors attended at least 75% of the total number of the board meetings held and committee meetings on which such director served during fiscal 2002. The boards of directors of Fidelity Bancorp and Fidelity Savings jointly maintain the following committees:

AUDIT COMMITTEE. The Audit Committee consists of Messrs. Bielat (Chair), Flynn and Kasten. The committee selects and retains the independent auditors, approves the services to be performed by the auditors, reviews the results of the auditor's services and reviews with management the systems of internal control and internal audit reports. The Audit Committee met three times in fiscal 2002. The committee has adopted a written charter, which sets forth the committee's duties and responsibilities. A copy of the charter is attached to this proxy statement as Exhibit A.

HUMAN RESOURCE POLICY COMMITTEE. The Human Resource Policy Committee consists of Messrs. Flynn (Chair), Bielat and Burda. The purpose of the committee is to recommend the compensation, pension, benefit and other human resource policies and programs for key executive management personnel to the full board, and to monitor compliance with Fidelity Savings' policies and applicable laws and regulations. This committee met four times in fiscal 2002.

NOMINATING COMMITTEE. The Nominating Committee for the 2002 annual meeting consisted of Messrs. Bielat, Flynn and Kasten. The committee considers and recommends the nominees for director to stand for election at our annual meeting. Our certificate of incorporation and bylaws also provide for stockholder nominations of directors. Such nominations must be in writing and must otherwise comply with the provisions of Section 6 of our bylaws. See "Additional Information - Stockholder Proposals - Bylaw Requirements." The Nominating Committee met once in fiscal 2002.


DIRECTOR COMPENSATION

Because the directors of Fidelity Bancorp also serve on the board of directors of Fidelity Savings, prior to 2002, we did not pay fees for service on the board of directors of Fidelity Bancorp. During fiscal 2002 each non-employee director of Fidelity Bancorp was paid $725 per meeting for attending two special meetings. For calendar year 2002, each non-employee director of Fidelity Savings was paid a monthly retainer of $725 plus a fee of $725 for each Fidelity Savings board meeting attended. The chairperson of each committee of the board of Fidelity Savings received $375 for each committee meeting attended and committee members received a fee of $325 for each committee meeting attended. Directors who are officers or executives of Fidelity Savings received no fees for meetings attended.


EXECUTIVE COMPENSATION

HUMAN RESOURCE POLICY COMMITTEE REPORT OF EXECUTIVE COMPENSATION

THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING REPORT OR STOCK PERFORMANCE GRAPH AND RELATED INFORMATION UNLESS SUCH REPORT AND GRAPH ARE SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

Under rules established by the Securities and Exchange Commission, we are required to provide certain data and information with regard to the compensation and benefits provided to our Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Human Resource Policy Committee, at the direction of the board of directors, has prepared the following report for inclusion in this proxy statement.

The Human Resource Policy Committee is responsible for establishing the compensation levels and benefits of executive officers of Fidelity Bancorp and Fidelity Savings. The committee is comprised solely of "independent" directors in accordance with guidance issued by the Nasdaq Stock Market Inc. The board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with our performance, our compensation policy, competitive practices and the requirements of appropriate regulatory agencies. Non-employee directors who do not sit on the committee also participate in executive compensation decision-making through the review and ratification of the committee's recommendations.

For the past fiscal year, the committee established the following goals for consideration in setting executive officer compensation:

* to provide motivation for the executives to increase stockholder value by linking a portion of their compensation to income and other key metrics;

* to provide financial rewards for those executives whose performance had a significant impact on corporate profitability;

* to reward individual performance and the performance of Fidelity Savings; and

* to provide competitive compensation in order to attract and retain key personnel.

In order to determine the appropriate level of salary for the executive officers for calendar year 2002, the committee focused its attention upon what they considered to be the key financial goals established in the 2001 Financial Plan. At the end of fiscal year 2001, earnings per share increased from $1.31 to $1.54, an 18% increase. Net income increased by $630,000 or 15% and return on average assets increased from 0.70% to 0.77%. The committee also evaluated the operating goals established in the 2001 Financial Plan and determined that Fidelity had successfully attained those goals that were considered crucial by the committee and the full board. All financial and operating goals were achieved while maintaining excellent safety and soundness ratings. Based upon Fidelity Bancorp's and Fidelity Savings' financial performance for fiscal 2001, the committee increased the base salary of the Chief Executive Officer to $240,000 effective January 1, 2002. This represents an approximate 3.4% increase from his 2001 base salary. The base salary of Thomas E. Bentel, President and Chief Operating Officer, was increased 4.2% and the base salary of Elizabeth A. Doolan, Senior Vice President Finance and Chief Financial Officer was increased 8.2%. The increase in Ms. Doolan's salary was based, in part, on her promotion to the position of Senior Vice President Finance.

In order to determine the appropriate bonuses for fiscal year 2002, the committee evaluated financial performance during fiscal 2002 (using estimates where appropriate). At the end of fiscal year 2002, earnings per share increased from $1.54 to $2.49, a 62% increase. Net income increased by $3.1 million or 61% and return on average assets increased from 0.77% to 1.20%. The foregoing was achieved while maintaining excellent safety and soundness ratings. Based upon these fiscal year 2002 accomplishments described above, the committee approved the grant of a cash bonus for Raymond S. Stolarczyk, Thomas E. Bentel and Elizabeth A. Doolan, in the amounts of $84,000, $67,000 and $35,000 respectively.

The committee does not believe that the limitations on the deductibility of executive compensation imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended, will affect the deductibility of compensation expected to be paid during 2002 to our executives. However, the committee will continue to evaluate the impact which Section 162(m) may have and take such actions as it deems appropriate.

                  HUMAN RESOURCE POLICY COMMITTEE:
                      Patrick J. Flynn (Chair)
                         Paul J. Bielat
                        Edward J. Burda


HUMAN RESOURCE POLICY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As mentioned above, the members of the Human Resource Policy Committee during 2002 were Messrs. Bielat, Burda and Flynn. During 2002, no Company executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of the Human Resource Policy Committee was engaged as an executive officer. No member of the Human Resource Policy Committee was a Fidelity Bancorp employee in 2002 and none was formerly a Fidelity Bancorp executive officer.


STOCK PERFORMANCE GRAPH

The following table shows a comparison of our cumulative return since our initial public offering with the cumulative total returns of both a broad market and a peer group index. The comparison assumes $100 invested on September 30, 1997, with all dividends reinvested. The broad market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan holding companies. The data was supplied by Media General Financial Services.


                                 09/30/1997   09/30/1998   09/30/1999  09/30/2000  09/30/2001  09/28/2002

Fidelity Bancorp, Inc. (FBCI)       100.00        84.59        68.40       74.12       98.75      145.43
Peer Group Index                    100.00        88.24        84.86      103.69      138.31      145.14
Broad Market Index                  100.00       103.92       168.12      229.98       94.23       75.81


SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by us, including by our subsidiaries to our Chief Executive Officer and two other executive officers who received a total annual salary and bonus in excess of $100,000 for the fiscal year ended September 30, 2002. Three fiscal years, ending with September 30, 2002 are represented for the Chief Executive Officer and for the President and Chief Operating Officer. Two fiscal years ending with September 30, 2002 are represented for the Senior Vice President and Chief Financial Officer.

                                                                     Long-Term
                                                                    Compensation
                                                                     Securities           All Other
Name and Principal               Fiscal    Annual    Compensation    Underlying             Compen-
Position                          Year    Salary($)     Bonus($)     Options (#)         sation ($)(1)

Raymond S. Stolarczyk             2002    $237,662      $84,000         7,500                $20,311
Chairman of the Board             2001    $229,346      $70,000           --                 $35,642
and Chief Executive Officer       2000    $222,800      $15,000           --                 $48,499

Thomas E. Bentel                  2002    $187,779      $67,000         6,000                $19,654
President and Chief               2001    $179,890      $12,000           --                 $35,642
Operating Officer                 2000    $173,700      $12,000           --                 $48,499

Elizabeth A. Doolan (2)           2002    $ 96,808      $35,000         4,800                $10,488
Senior Vice President             2001    $ 90,491      $20,000           --                 $17,205
Finance and Chief                 2000       --            --             --                     --
Financial Officer


(1) 2002 figure represents fair market value for ESOP shares allocated on December 31, 2001; proration of discretionary ESOP cash contribution of $200,000 and Fidelity Savings 401(k) contribution of 3% of salary. ESOP shares represent participant forfeitures only due to all plan shares having been allocated as of December 31, 2000. Fair market value for the total shares allocated under the ESOP as of September 30, 2002 is: $665,984 for Mr. Stolarczyk, $669,816 for Mr. Bentel and $251,115 for Ms. Doolan. 2001 and 2000 figures represent fair market value of ESOP shares allocated on December 31, 2000 and December 31, 1999, respectively.
(2) Ms. Doolan became Vice President Finance and Chief Financial Officer in 2000 and Senior Vice President Finance in January 2002.


EMPLOYMENT AGREEMENTS AND SPECIAL TERMINATION AGREEMENTS

We have employment agreements with Messrs. Stolarczyk and Bentel. The employment agreements are intended to ensure that we will be able to maintain a stable and competent management team. The employment agreements provide for three-year terms. Commencing on the expiration of the term and continuing each anniversary date thereafter, the term of each agreement is automatically extended for an additional year unless written notice of non-renewal is given by the board of directors after conducting a performance evaluation of the respective executive. In addition to specifying base salary, which is subject to annual review by the board of directors, the employment agreements provide for, among other things, disability pay and other fringe benefits applicable to executive personnel. The employment agreements provide for termination by us for cause at any time. In the event we choose to terminate the executive's employment for reasons other than for cause or disability, or the executive's termination, voluntary or involuntary, following a change in control of Fidelity Bancorp or Fidelity Savings, as defined in the agreement, or in the event of the executive's resignation upon: (i) the failure to re-elect the executive to his current office; (ii) a material change in the executive's functions, duties or responsibilities, which change would cause the position to become one of lesser responsibility, importance or scope, or relocation of his principal place of employment by more than thirty miles or reduction in base salary, benefits or perquisites; (iii) the liquidation or dissolution of Fidelity Bancorp or Fidelity Savings; or (iv) a breach of the agreement by us, the executive or, in the event of his death, his beneficiary, is entitled to receive an amount equal to the sum of three times his base salary (three year average) his bonus (highest paid in last three years), our contributions to our retirement plans on his behalf (three year average) and the annual average of the cash value of three additional years of service under the Fidelity Federal Savings Supplemental Executive Retirement Plan.

We would also continue the executive's life, health and disability coverage for three years or until he receives substantially identical coverage with a new employer. In the event of a change in control, Messrs. Stolarczyk and Bentel would receive approximately $983,508 and $907,495, respectively, in severance payments, in addition to other cash and non-cash benefits, under the agreements, exclusive of any additional payment which may be due to each executive relating to reimbursement of excise taxes, as discussed below. We have guaranteed payments to the executives under Fidelity Savings' agreements in the event that payments or benefits are not paid by Fidelity Savings.

We have special termination agreements with certain executive officers (including Ms. Doolan whose agreement provides for a two year term) that provide for two and one year terms with automatic renewal on each anniversary unless earlier terminated. Each agreement provides that at any time following a change in control of Fidelity Bancorp or Fidelity Savings, as defined in the agreements, if Fidelity Bancorp or Fidelity Savings were to terminate the executive's employment for any reason other than "cause", as defined in the agreements, or if the executive were to elect to terminate his or her own employment following his or her demotion, loss of title, office or significant authority, a reduction in his or her annual compensation or benefits, or relocation of his or her principal place of employment by more than thirty miles, the executive would be entitled to receive a termination payment in an amount equal to the sum of two (or one) times his or her base salary (two year average), bonus (highest paid in last two (or one) years) and our contributions to our retirement plans (two (or one) year average). In the event of a change in control, Ms. Doolan would receive approximately $271,611 in severance payments, in addition to other cash and non-cash benefits, under the agreement, exclusive of any additional payment which may be due to her relating to the reimbursement of excise taxes, (as discussed below). We would also continue the executive's life, health and disability coverage for two (or one) year or, if earlier, until the executive is employed by another employer.

Payments upon a change in control under the employment agreements and special termination agreements could constitute excess parachute payments under Section 280G of the Internal Revenue Code (the "Code"), which may result I the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to Fidelity Bancorp or Fidelity Savings. The agreements provide that benefits payable following a change in control will, in most cases, be increased by the amount necessary to reimburse the executive officer for the amount of the excise tax and any related tax due on such reimbursement payment.

DEFINED BENEFIT PLAN

Fidelity Savings maintains a non-contributory defined benefit plan. All employees credited with 1,000 or more hours of employment during a twelve month period with Fidelity Savings and have attained age 21 are eligible to participate in the retirement plan.

The normal retirement age is 65 years. The retirement benefit provided is based on the highest consecutive five-year average salary and years of benefit service, as shown in the following table. Retirement plan benefits are also payable upon termination due to late retirement and death. Upon termination of employment, other than as specified above, a participant who was employed by Fidelity Savings for a minimum of five years is eligible to receive his or her accrued benefit, reduced for early retirement, or a deferred retirement benefit commencing on the participant's normal retirement date. Benefits are payable in various annuity forms, as well as in the form of a single lump sum payment. Fidelity Savings made no contributions to the plan for the fiscal year ended September 30, 2002. Under the applicable accounting rules, Fidelity Savings accrued $318,875 with respect to the retirement plan for the twelve-month period ended September 30, 2002.

The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form, assuming various specified levels of plan compensation and various specified years of credited service.

                 15 Years      20 Years    25 Years    30 Years     35 Years
Average          Credited      Credited    Credited    Credited     Credited
Compensation     Service       Service     Service     Service      Service

$25,000          $3,750        $5,000      $6,250      $7,000       $8,750
 50,000           7,500        10,000      12,500      15,000       17,500
 75,000          11,250        15,000      18,750      22,500       26,250
100,000          15,000        20,000      25,000      30,000       35,000
150,000          22,500        30,000      37,500      45,000       52,500


The following table sets forth the years of credit service (i.e., benefit service) as of the fiscal year ended September 30, 2002, for each of the executive officers.

                                       Credited Service
                                       Years           Months

          Raymond S. Stolarczyk        26                0

          Thomas E. Bentel             20                0

          Elizabeth A. Doolan           7                6

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Fidelity Savings also maintains a Supplemental Executive Retirement Plan, a nonqualified, unfunded retirement program within the meaning of the Employee Retirement Income Security Act. The SERP is intended to provide retirement benefits and preretirement death and disability benefits to Raymond S. Stolarczyk and Thomas E. Bentel. Fidelity Savings accrued approximately $550,000 with respect to the SERP for the twelve-month period ended September 30, 2002.

At the normal retirement age of 65, the SERP is designed to provide a 20 year fixed monthly annuity payment. The amount of the benefit represents 55% of the average compensation of the participant as of his normal retirement date, reduced by the actuarial equivalent of the benefit actually payable to the participant under the retirement plan.

A participant whose service ends prior to the normal retirement date is entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit, determined at the time of separation. Accrued benefit means the supplemental benefit of a participant, payable in the normal form, multiplied by a fraction the numerator of which is the number of completed years of participation on the date of determination and the denominator of which is the number of his or her expected completed years of participation projected to his or her normal retirement date. A participant is, at all times, 100% vested in his or her accrued benefit.

If a participant dies prior to the time benefits under the SERP commence, the amount of his pre-retirement death benefit is equal to the value of the supplemental benefit calculated as if the participant had terminated his employment on his or her normal retirement date. If a participant becomes disabled prior to the normal retirement date, he or she is entitled to a benefit equal to the actuarial equivalent of the participant's accrued benefit, calculated as if such participant had terminated employment on that date.


INCENTIVE STOCK OPTION PLAN

We maintain the Incentive Stock Option Plan, which provides discretionary awards to certain officers and key employees as determined by the Human Resource Policy Committee, which administers the option plan. The following table provides information regarding stock options granted to executive officers during the fiscal year ended September 30, 2002.


OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  Potential Realizable
                                        Individual Grants                           Value at Assumed
                                             % of Total                              Annual Rates of
                        Number of         Options                                        Stock Price
                       Securities        Granted to     Exercise or                    Appreciation for
                   Underlying Options    Employees in     or Base     Expiration        Option Term
Name                   Granted (#)       Fiscal Year    Price ($/Sh)     Date       5% ($)     10% ($)
Raymond S. Stolarczyk     7,500               20          19.465       12/15/12     80,487      198,243
Thomas E. Bentel          6,000               16          19.465       12/15/12     64,390      158,594
Elizabeth A. Doolan       4,800               12          19.465       12/15/12     51,512      126,875


The following table provides certain information with respect to the number of shares of common stock represented by outstanding stock options held by the named executive officers as of September 30, 2002 and the number of shares acquired and value realized by such officers on the exercise of the options during fiscal 2002. Also reported are the values for "in-the-money" options, which amounts represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of common stock. During the fiscal year ended September 30, 2002, Messrs. Stolarczyk and Bentel exercised 33,150 and 3,750 shares respectively.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                             Shares
                             Acquired              Number of Securities
                              on        Value     Underlying Unexercised     Value of Unexercised In-The-
                             Exercise  Realized Options at Fiscal Year End   Money Options at Fiscal Year
                               (#)       ($)            (#)(1)                       End ($)
Name                                           Exercisable  Unexercisable    Exercisable Unexercisable

Raymond S. Stolarczyk         33,150    385,647   83,876        7,500          $1,298.677  $ 20,138
Thomas E. Bentel               3,750     41,250   67,608        6,000          $1,046.795  $ 16,110
Elizabeth A. Doolan             --         --      6,000        4,800          $   92,900  $ 12,888


(1) All options expire 10 years from the date of grant.
(2) Represents the per share market value of the common stock at fiscal year end ($22.15) minus the exercise price per share ($6.6667) after a three for two stock split effected in the form of a stock dividend completed in February 2002.
(3) Represents the fair market value of the common stock at fiscal year end ($22.15) minus the exercise price per share ($19.465).


TRANSACTION WITH CERTAIN RELATED PERSONS

The Financial Institutions Reform, Recovery and Enforcement Act of 1989, requires that all loans or extensions of credit to executive officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of Fidelity Savings' capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, the recently enacted Sarbanes-Oxley Act of 2002 prohibits us from making personal loans to our directors and executive officers unless the loans are permitted pursuant to an exemption from such prohibitions. In general, financial institution subsidiaries, such as Fidelity Savings, are exempt from the prohibition provided the loans are made in compliance with applicable regulations promulgated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

Any loans made by Fidelity Savings to our directors and officers are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. In accordance with an exemption from the general prohibition on loans to directors and executive officers imposed by the Sarbanes-Oxley Act of 2002, Fidelity Savings provided a residential mortgage loan to Edward J. Burda, a director of Fidelity Bancorp and Fidelity Savings. As of September 30, 2002, this loan had an outstanding balance of $100,915. The terms of the loan are comparable with terms of loans made to other unrelated persons.


AUDIT COMMITTEE REPORT

THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED BY US WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING REPORT AND RELATED INFORMATION UNLESS SUCH REPORT IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financials and
recommends to the board that they be included in our annual report on   Form
10-K. The committee is comprised solely of "independent directors" in accordance with guidance issued by Nasdaq.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2002 with our management and Crowe, Chizek and Company LLP, our independent auditors. The committee has also discussed with Crowe, Chizek and Company LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from the auditors required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and Crowe, Chizek and Company LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission.

                             AUDIT COMMITTEE:

                         Paul J. Bielat (Chair)
                           Patrick J. Flynn
                           Richard J. Kasten

                     RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT AUDITORS


Our independent auditors for the fiscal year ended September 30, 2002 were Crowe, Chizek and Company LLP. The Audit Committee has evaluated the past performance of Crowe, Chizek and Company LLP and has determined that Crowe Chizek should continue to be engaged as our independent auditors. Accordingly, Crowe, Chizek and Company LLP has been appointed to continue as our independent auditors for the fiscal year ending September 30, 2003. The stockholders have the opportunity to ratify the appointment of Crowe, Chizek and Company LLP at the annual meeting. Crowe, Chizek and Company LLP representatives will be present at the annual meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions that may be asked by a stockholder.


ACCOUNTANT FEES

AUDIT FEES. The aggregate fees and expenses billed by Crowe, Chizek and Company LLP in connection with the audit of our annual financial statements as of and for the fiscal year ended September 30, 2002 and for the required review of our financial information included in our Securities and Exchange Commission filings for the fiscal year 2002 was $73,200.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no fees incurred for financial information systems design and implementation for fiscal 2002.

ALL OTHER FEES. The aggregate fees and expenses billed by Crowe, Chizek and Company LLP for all other services rendered to us during the fiscal year ended September 2002 was $23,725. The Audit Committee, after consideration of the matter, does not believe that the rendering of these services by Crowe, Chizek and Company LLP to be incompatible with maintaining Crowe, Chizek and Company LLP's independence as our independent auditors.

                   -------------------------------------
                     THE BOARD OF DIRECTORS RECOMMENDS
              A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
          CROWE, CHIZEK AND COMPANY LLP AS OUR INDEPENDENT AUDITORS
                   -------------------------------------

                            ADDITIONAL INFORMATION

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The board of directors knows of no business that will be presented for consideration at the annual meeting other than as stated in this proxy statement and the attached notice. If, however, other matters are properly brought before the annual meeting, it is the intention of the proxy holders to vote the shares represented by the proxies on such matters in accordance with their best judgment.


STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy statement and proxy relating to the annual meeting to be held in 2004, stockholder proposals must be received by our corporate secretary at the address set forth on the first page of this proxy statement, not later than September 15, 2003. Any such proposal will be subject to the provisions of our bylaws and the Securities Exchange Act's rules and regulations.

BYLAW REQUIREMENTS. Section 6 of our bylaws provides an advance notice procedure for a stockholder to properly nominate directors or bring other business before an annual meeting. Nominees for director must be Illinois residents. The stockholder must give advance written notice to our corporate secretary not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which our notice to stockholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by a stockholder must include the stockholder's name and address, as it appears on our record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the board, certain additional information regarding the nominee must also be provided, as set forth in Section 6 of the bylaws. Additionally, we are not required to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established under applicable state laws and the rules and regulations of the Securities and Exchange Commission in effect at the time such proposal is received.

By order of the board of directors

Judith K. Leaf
Corporate Secretary


Chicago, Illinois
January 13, 2003

           YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING
          IN PERSON.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL
         MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE
          ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.